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                                    EXHIBIT 99(a)

MOBLEY ENVIRONMENTAL SERVICES INC./NEWS

FOR IMMEDIATE RELEASE:
Mobley Environmental Services Contacts
W. Christopher Chisholm, Chief Financial Officer or Scott Edwards, Marketing Manager
281/383-7033

U.S. FILTER AND MOBLEY SIGN DEFINITIVE AGREEMENT

    HOUSTON, April 28, 1997 -- Mobley Environmental Services, Inc. announced today it has entered into a definitive agreement to sell substantially all of the operating assets of its subsidiaries to United States Filter Corporation (NYSE: USF). The two companies expect the transaction to be completed by May 31, 1997, once Mobley has completed certain shareholder notification requirements.

    Under the terms of the agreement, Mobley will receive approximately $8.0 million in shares of U.S. Filter common stock and have the opportunity to earn additional shares worth up to $4.0 million based on the performance of the purchased operating assets over the next two fiscal years.

    U.S. Filter is one of the world's largest water and wastewater products and services companies. Mobley Environmental Services is a Texas-based recycling company that specializes in the collection, treatment, recycling and management of a wide range of non-hazardous oil-water mixtures, used oil filters and related materials.

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